Exhibit 99

            Luby's Announces Strong Third Quarter Results;
Company Increases Same-Store Sales 6.5 Percent and Reduces Debt $16.8 Million

    HOUSTON--(BUSINESS WIRE)--June 9, 2005--Luby's, Inc. (NYSE:LUB) today announced financial results for its third quarter of fiscal 2005, which ended on May 4, 2005.
    Sales in the third quarter were $77.0 million, an increase of 6.5% compared to the third quarter of fiscal 2004. All of the Company's sales during the third quarter were characterized as same-store sales. Net income in the third quarter increased to $3.7 million, or $0.15 per share fully diluted, compared to $375,000, or $0.02 per share fully diluted, in the third quarter of fiscal 2004.
    Luby's reduced its total debt by $16.8 million in the third quarter of fiscal 2005 by utilizing cash generated from operations and proceeds from real estate sales. In April the Company repaid and terminated its term debt facility. As of May 4, 2005 the balance of the Company's revolving line of credit was $29.8 million.
    "We are pleased with the strong financial results for the third quarter as we increased same-store sales, grew net income and reduced debt," said Chris Pappas, President and CEO. "I am proud of the operational improvements we are making throughout the organization that are having a positive effect for our customers and on our bottom line."
    Income from continuing operations was $6.1 million, an increase of 128.6% compared to $2.7 million for the third quarter of fiscal 2004. EBITDA in the third quarter was $9.8 million, an increase of 25.8% compared to EBITDA of $7.8 million in the third quarter of fiscal 2004.
    Operating expenses in the third quarter were $70.4 million, an increase of 3.8% compared to the same quarter last year. Total prime costs of food and labor in the third quarter were 51.4% of sales, an improvement compared to 53.1% of sales in the same quarter last year. The improvement in food costs came from the Company's ability to partially offset higher commodity prices for beef, poultry and dairy by promoting combination meals with favorable cost structures. The improvement in labor costs was the result of enhanced productivity due to higher sales and effective labor deployment. Other operating expenses were $23.2 million in the third quarter of fiscal 2005, an increase of $1.2 million compared to the same quarter of fiscal 2004. This increase was driven primarily by higher advertising costs associated with the Company's television marketing campaign, increased credit card fees, and higher store management compensation expense due to increased incentive pay.
    "In the third quarter we introduced new menu items that were well received by our customers and we began airing new television commercials that focused on our talented chefs, fresh food and 'made from scratch' recipes," continued Pappas. "The hard work of our employees and the high quality of the food and service that we deliver to our customers is providing us with these solid financial results."

    Conference Call

    The company will host a conference call at 10:00 a.m. Central on June 9, 2005 to discuss financial results for the quarter. Those interested in participating may call 866-613-5217 and use the pin code 6720611. A replay of the call will be available approximately two hours following the call through June 16, 2005. The replay number is 866-453-6660 and the pin code is 200023.

    About Luby's

    Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 133 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states. For more information about Luby's, visit the Company's Web site at www.lubys.com.

    Prior period results have been reclassified to show the retroactive effect of discontinued operations per the new business plan. Reclassification facilitates more meaningful comparability to the Company's current information. As stores are closed in the future and presented in discontinued operations, quarterly and annual financial statements, where applicable, will be reclassified for further comparability.


           Consolidated Statements of Operations (unaudited)
           -------------------------------------------------
                 (In thousands except per share data)

                               Quarter Ended     Three Quarters Ended
                             May 4,     May 5,     May 4,     May 5,
                              2005      2004       2005       2004
                                      (Restated)            (Restated)
                            ------------------------------------------
                            (84 days) (84 days)  (252 days) (252 days)

SALES                        $77,029    $72,345   $219,093   $207,563
                            ------------------------------------------
COSTS AND EXPENSES:
  Cost of food                20,365     19,245     59,309     55,632
  Payroll and related costs   19,251     19,143     56,496     56,816
  Other operating expenses    23,202     21,959     68,799     64,188
  Depreciation and
   amortization                3,425      3,707     10,602     11,425
  Relocation and voluntary
   severance costs                75          -        655          -
  General and
   administrative expenses     4,455      4,333     13,238     14,045
Provision for (reversal of)
 asset impairments
  and restaurant closings       (367)      (569)      (396)       456
                            ------------------------------------------
                              70,406     67,818    208,703    202,562
                            ------------------------------------------
INCOME FROM OPERATIONS         6,623      4,527     10,390      5,001
  Interest expense              (773)    (2,060)    (2,435)    (6,437)
  Other income, net              269        209        459        702
                            ------------------------------------------
Income (loss) from
 continuing operations
 before income taxes           6,119      2,676      8,414       (734)
  Provision (benefit) for
   income taxes                    -          -          -          -
                            ------------------------------------------
Income (loss) from
 continuing operations         6,119      2,676      8,414       (734)
  Discontinued operations     (2,415)    (2,301)    (3,106)    (8,252)
                            ------------------------------------------
NET INCOME (LOSS)             $3,704       $375     $5,308    $(8,986)
                            ==========================================
Income (loss) per share -
 before discontinued
 operations - basic            $0.27      $0.12      $0.37     $(0.03)
            - assuming
             dilution(a)        0.24       0.12       0.34      (0.03)
                            ==========================================
Loss per share - from
 discontinued operations
            - basic           $(0.11)    $(0.10)    $(0.14)    $(0.37)
            - assuming
             dilution(a)       (0.09)     (0.10)     (0.12)     (0.37)
                            ==========================================
Net income (loss) per share
            - basic            $0.16      $0.02      $0.23     $(0.40)
            - assuming
             dilution(a)        0.15       0.02       0.22      (0.40)
                            ==========================================
Weighted average shares
 outstanding:
            - basic           22,632     22,470     22,578     22,470
            - assuming
             dilution(a)      26,671     22,652     26,635     22,470

(a) In loss periods, earnings per share assuming dilution equals basic earnings per share since potentially dilutive securities are antidilutive.


                      Consolidated Balance Sheets
                      ---------------------------
          (In thousands, except share and per share amounts)

                                                  May 4,   August 25,
                                                  2005        2004
                                                           (Restated)
                                               -----------------------
                                               (Unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents                        $5,995      $3,311
  Short-term investments                            2,284       2,284
  Trade accounts and other receivables, net           252         101
  Food and supply inventories                       2,037       2,092
  Prepaid expenses                                  1,189       1,028
  Deferred income taxes                               256       1,073
                                               -----------------------
      Total current assets                         12,013       9,889
Property, plant, and equipment, net               187,786     194,042
Property held for sale                             11,267      24,594
Investments and other assets                        1,797       3,756
                                               -----------------------
Total assets                                     $212,863    $232,281
                                               =======================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                $15,129     $15,888
  Accrued expenses and other liabilities           16,438      18,006
                                               -----------------------
      Total current liabilities                    31,567      33,894
Credit facility debt                               29,800      28,000
Term debt                                               -      23,470
Convertible subordinated notes, net-related
 party                                              1,964       2,091
Other liabilities                                   9,107       9,715
Deferred income taxes                               4,368       5,061
Reserve for restaurant closings                       500         500
                                               -----------------------
      Total liabilities                            77,306     102,731
                                               -----------------------

SHAREHOLDERS' EQUITY
Common stock, $.32 par value; authorized
 100,000,000 shares, issued 27,539,067 shares
 at May 4, 2005 and 27,410,567 shares at August
 25, 2004, respectively                             8,812       8,771
Paid-in capital                                    43,567      43,564
Retained earnings                                 187,294     181,986
Less cost of treasury stock, 4,902,209 shares
 at May 4, 2005 and 4,933,063 shares at August
 25, 2004                                        (104,116)   (104,771)
                                               -----------------------
     Total shareholders' equity                   135,557     129,550
                                               -----------------------
  Total liabilities and shareholders' equity     $212,863    $232,281
                                               =======================

    The Company's operating performance is evaluated using several measures. One of those measures, EBITDA, is a non-GAAP financial measure that is derived from the Company's Income (Loss) From Operations, which is a GAAP measurement. EBITDA has historically been used by the Company's lenders to measure compliance with certain financial debt covenants and the Company believes that EBITDA provides a meaningful measure of liquidity, providing additional information regarding the Company's cash earnings from ongoing operations and the Company's ability to service its long-term debt and other fixed obligations. The Company's senior debt agreements define EBITDA as the consolidated income (loss) from operations set forth in the Company's consolidated statements of operations before depreciation, amortization, other noncash expenses, interest expense, taxes, noncash income and extraordinary gains or losses, and other nonrecurring items of income or expense as approved by the required lenders.
    The following table reconciles the Company's non-GAAP financial measure, EBITDA, with Income (Loss) from Operations, prepared in accordance with GAAP.

                               Quarter Ended     Three Quarters Ended
                           -------------------------------------------
                             May 4,     May 5,     May 4,     May 5,
                             2005       2004       2005       2004
                                      (Restated)            (Restated)
                           -------------------------------------------
                           (84 days)  (84 days)  (168 days) (168 days)
                                         (In thousands)
Income from operations        $6,623     $4,527    $10,390     $5,001
Plus excluded items:
   Reversal of provision
    for asset impairments
    and restaurant closings     (367)      (569)      (396)       456
   Relocation and voluntary
    severance costs               75          -        655          -
   Depreciation and
    amortization               3,425      3,707     10,602     11,425
   Noncash executive
    compensation expense           -         91          -        679
                           -------------------------------------------
EBITDA                        $9,756     $7,756    $21,251    $17,561
                           ===========================================

    While the Company and many in the financial community consider EBITDA to be an important measure of operating performance, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles, such as operating income, net income and cash flow from operating activities. In addition, the Company's definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies.
    The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company. Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

    CONTACT: Luby's, Inc., Houston
             Rick Black, 713-329-6808